CONTRIBUTION AGREEMENT

By and Among

SUN NORTHLAND, LLC

FIRST GENERATION LLC

WELLS FARGO FOOTHILL, INC.

ABLECO HOLDING LLC

ARK CLO 2000-1 LIMITED

JOHN SWENDROWSKI

and

NEW HARVEST, INC.

Dated as of September 26, 2005

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	2
1.1 Definitions	2
ARTICLE II CAPITAL CONTRIBUTIONS	4
2.1 Capital Contribution	4
2.2 Additional Capital Contributions	4
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	4
3.1 Organization and Good Standing	4
3.2 Authority Relative to this Agreement	4
3.3 Validly Issued and Authorized	4
3.4 Capitalization of the Company	4
3.5 No Violation	5
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS	5
4.1 Organization and Good Standing	5
4.2 Authority Relative to this Agreement	5
4.3 No Violation	5
4.4 Investment Intent	6
ARTICLE V CONDITIONS PRECEDENT TO CONTRIBUTORS' OBLIGATIONS	6
5.1 Representations and Warranties True of the Closing Date	6
5.2 Absence of Litigation	6
5.3 Dissemination of Schedule 13E-3	7
5.4 Shareholders' Agreement	7
ARTICLE VI CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS	7
6.1 Representations and Warranties True of the Closing Date	7
6.2 Absence of Litigation	7
6.3 Dissemination of Schedule 13E-3	7
6.4 Shareholders' Agreement	7
ARTICLE VII COVENANTS AND CONDITIONS	7
7.1 Authorized Shares	7
7.2 Termination of Registration Agreement	7
7.3 Exercise of Warrant	8
ARTICLE VIII CLOSING	8
8.1 Time and Place of Closing	8
8.2 Closing Deliveries	8
8.3 Section 351 Statements	8

i

8.4 Further Assurances	9
ARTICLE IX TERMINATION	9
9.1 Right of Termination Without Breach	9
9.2 Termination for Breach	9
ARTICLE X GENERAL PROVISIONS	10
10.1 Notices	10
10.2 Survival	10
10.3 Expenses	10
10.4 Complete Agreement	10
10.5 GOVERNING LAW	10
10.6 Severability	11
10.7 Section Headings; Construction	11
10.8 Further Assurances	11
10.9 Assignability and Parties in Interest	11
10.10 Counterparts	11
10.11 Amendment and Modification	12

ii

CONTRIBUTION AGREEMENT

        THIS CONTRIBUTION AGREEMENT, dated as of September 26, 2005 (this “Agreement”), is made and entered into by and among by and among Sun Northland, LLC (“Sun Northland”), First Generation LLC (“First Generation”), Wells Fargo Foothill, Inc. (f/k/a Foothill Capital Corporation) (“Wells Fargo”), Ableco Holding LLC (“Ableco”), ARK CLO 2000-1 Limited (“ARK CLO”), John Swendrowski (Sun Northland, First Generation, Wells Fargo, Ableco, ARK CLO and John Swendrowski sometimes being referred to herein individually as a “Contributor” and collectively as the “Contributors”), and New Harvest, Inc., a Wisconsin corporation (“Company”).

RECITALS

        A.            (i) Sun Northland owns 78,844,820 shares of class A common stock, $0.01 par value per share (“Northland Common Stock”), of Northland Cranberries, Inc., a Wisconsin corporation (“Northland”); (ii) First Generation owns 100 shares of Northland’s Series B Preferred Stock, $0.01 par value per share (“Northland Preferred Stock”); (iii) Wells Fargo owns 2,543,053 shares of Northland Common Stock; (iv) Ableco owns a warrant to purchase 2,543,053 shares of Northland Common Stock at an exercise price of $0.01 per share; (v) ARK CLO owns 2,115,820 shares of Northland Common Stock; and (vi) John Swendrowski, in his individual capacity, owns 100,370 shares of Northland Common Stock.

        B.            (i) Sun Northland desires to contribute its shares of Common Stock to Company in return for an equal number of shares of Company’s common stock, $0.01 par value per share (“Company Common Stock”); (ii) First Generation desires to contribute its shares of Preferred Stock to Company in return for an equal number of shares of Company’s Series A Preferred Stock, $0.01 par value per share (“Company Preferred Stock”); (iii) Wells Fargo desires to contribute its shares of Common Stock to Company in return for an equal number of shares of Company Common Stock; (iv) Ableco desires to exercise its warrant and contribute the shares of Common Stock received upon such exercise to the Company in return for an equal number of shares of Company Common Stock; (v) ARK CLO desires to contribute its shares of Common Stock to Company in return for an equal number of shares of Company Common Stock; and (vi) John Swendrowski desires to contribute his shares of Common Stock to Company in return for an equal number of shares of Company Common Stock (such transactions being referred to collectively as the “Capital Contributions”); and

        C.            On the date hereof, the parties to this Agreement are entering into a Shareholders’ Agreement in the form attached hereto as Exhibit A (the “Shareholders’ Agreement”) to provide for certain rights and obligations with respect to their holdings of shares of Company Common Stock following the Capital Contributions; and

        D.            On the date hereof, Company is entering into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with (i) U.S. Bank National Association (“U.S. Bank”); and (ii) Mid America Bank, f.s.b. (successor in interest to Mid America Bank, F.S.B.) (“Mid America”) (U.S. Bank, ARK CLO and Mid America sometimes being referred to herein collectively as the “Bank Group”), pursuant to which Company will purchase an aggregate of 5,503,167 shares of Northland Common Stock held by the Bank Group at a price of $0.21 cash per share (the “Bank Group Purchase”).

        E.            It is intended by the parties that the Capital Contributions occur pursuant to the terms of this Agreement in a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), on the Closing Date (as such term is defined herein), immediately prior to the Bank Group Purchase;

        F.            Promptly following the Capital Contributions and the Bank Group Purchase, Company will own in excess of 90% of each class of capital stock of Northland and intends to merge into Northland in a “short-form” merger pursuant to Section 180.1104 of the Wisconsin Business Corporation Law (the “Merger”).

        G.            Company and certain other parties intend to file with the Securities and Exchange Commission (“SEC”), and disseminate to Northland’s shareholders in accordance with the rules of the SEC, a Schedule 13E-3 in connection with the Merger and the transactions contemplated hereby and by the Stock Purchase Agreement (the “Schedule 13E-3”).

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        1.1        Definitions. The following initially capitalized terms, as and when used in this Agreement, shall have the following meanings:

        “Bank Group Purchase” has the meaning set forth in Recital D.

        “Business Day” means any day that is not a Saturday, Sunday, or other day on which national banking institutions are closed as authorized or required by Law.

        “Capital Contribution” has the meaning set forth in Recital B.

        “Closing” has the meaning set forth in Section 8.1.

        “Closing Date” has the meaning set forth in Section 6.1.

        “Code” has the meaning set forth in Recital E.

        “Company” has the meaning set forth in the preamble to this Agreement.

        “Company Common Stock” has the meaning set forth in Recital B.

        “Company Preferred Stock” has the meaning set forth in Recital B.

        “Company Shares” means the shares of Company Common Stock and Company Preferred Stock to be issued to the Contributors pursuant to this Agreement.

        “Effective Time” means 12:01 A.M., Central Daylight Time on the Closing Date.

        “Encumbrances” means liens, charges, pledges, collateral assignments, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, purchase rights, reservations, encroachments, irregularities, deficiencies, defaults, defects and other encumbrances of every type and description, whether imposed by Law, agreement, understanding, or otherwise (except (i) as may be provided by applicable federal and state securities laws, and (ii) pursuant to the Shareholders’ Agreement), and “Encumber” means any action or inaction creating an Encumbrance.

        “Exchange Act” has the meaning set forth in Section 3.5

        “Law” means any applicable statute, law, ordinance, regulation, rate, rule, ruling, restriction, requirement or other official act of or by any Governmental Entity.

        “Litigation” has the meaning set forth in Section 5.2.

        “Government Entities” has the meaning set forth in Section 5.2.

        “Merger” means the short-form merger of Company with and into Northland pursuant to Section 180.1104 of the Wisconsin Business Corporation Law.

        “Northland Common Stock” has the meaning set forth in Recital A.

        “Northland Shares” means the shares of Northland Common Stock and Northland Preferred Stock to be transferred to the Company by the Contributors pursuant to this Agreement.

        “Orders” has the meaning set forth in Section 3.5

        “Party” means any of the Company, or the Contributors, as the context requires.

        “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a labor union, a trust or any other entity or organization, including a government, a governmental body, a political subdivision or an agency of instrumentality thereof.

        “SEC” has the meaning set forth in Recital G.

        “Schedule 13E-3” has the meaning set forth in Recital G.

        “Shareholders’ Agreement” has the meaning set forth in Recital C.

        “Stock Purchase Agreement” has the meaning set forth in Recital D.

ARTICLE II

CAPITAL CONTRIBUTIONS

        2.1       Capital Contribution. Pursuant to Section 351 of the Code and upon the terms and subject to the conditions hereinafter set forth, each of the Contributors shall make a capital contribution to the Company of the Northland Shares set forth opposite their name on Schedule 2.1 attached hereto on the Closing Date, and the Company hereby accepts such capital contribution, and upon receipt of such capital contributions in full, the Company shall issue to the Contributors certificates for Company Common Stock and Company Preferred Stock as set forth on Schedule 2.1.

        2.2       Additional Capital Contributions. No Contributor shall be required to make any additional capital contribution to the Company in respect of the Northland Shares or this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

        The Company represents and warrants to each of the Contributors as follows:

        3.1       Organization and Good Standing. The Company is a corporation, duly organized and validly existing under the laws of the State of Wisconsin, with full corporate power and authority to carry on its business as such business is now conducted and as proposed to be conducted.

        3.2       Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to convey the Company Shares to the Contributors pursuant to the terms and conditions of this Agreement. The execution and delivery by the Company of this Agreement has been duly authorized by all necessary corporate action required on the part of the Company. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such terms may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

        3.3       Validly Issued and Authorized. Upon delivery to the Company of the Capital Contributions, the Company Shares, upon their issuance, will be validly issued, fully paid and nonassessable, with no liability on the part of the holders thereof (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law), and each Contributor will have good title to the Company Shares issued to such Contributor, free of Encumbrances.

        3.4       Capitalization of the Company. The authorized capital stock of Company consists entirely of (a) 150,000,000 shares of Company Common Stock, of which 100 shares have been issued to Sun Northland, and (b) 5,000,000 shares of preferred stock, $0.01 par value per share, of which (i) 100 shares have been designated as Company Preferred Stock and (ii) no shares have been issued.

        3.5       No Violation. Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby (a) will violate any Laws or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Government Entities”); (b) except with respect to the filing of the Schedule 13E-3 with the SEC and compliance with Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity; or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of the Company under, any term or provision of the charter documents, bylaws or other organizational documents of the Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Company is a party or by which the Company or any of its assets or properties may be bound or affected.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

        Each of the Contributors severally represents and warrants to the Company and to each other as follows:

        4.1       Organization and Good Standing. Each Contributor that is a corporation, limited liability company or other business organization, is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, with full corporate power and authority to carry on its business as such business is now conducted and as proposed to be conducted.

        4.2       Authority Relative to this Agreement. The Contributor has full corporate power and authority to execute and deliver this Agreement and to make the Capital Contributions contemplated hereby. The execution and delivery by the Contributor of this Agreement has been duly authorized by all necessary action required on the part of the Contributor. This Agreement has been duly executed and delivered by the Contributor. This Agreement constitutes the valid and binding obligation of the Contributor, enforceable against such Contributor in accordance with its terms, except as such terms may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

        4.3       No Violation. Neither the execution and delivery of this Agreement nor the consummation by the Contributor of the transactions contemplated hereby (a) will violate any Laws or Orders of any Government Entities; (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity; or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of the Contributor (or the shares of Northland Common Stock or Northland Preferred Stock, as applicable) under, any term or provision of the charter documents, bylaws or other organizational documents of the Contributor or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Contributor is a party or by which the Contributor or any of its assets or properties may be bound or affected.

        4.4       Investment Intent. The Contributor is acquiring the Company Shares for the Contributor’s own account for investment purposes only and not with a view to or for the resale, distribution, subdivision or fractionalization thereof and has no contract, understanding, undertaking agreement or arrangement of any kind with any person to sell, transfer or pledge to any person its Company Shares or any part thereof nor does such Contributor have any plan to enter into any such agreement.

        (a)     By reason of its business or financial experience, the Contributor has the capacity to protect its own interest in connection with the transactions contemplated hereunder, is able to bear the risks of an investment in the Company, and could afford a complete loss of such investment.

        (b)     The Contributor is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire Company Shares.

        (c)     The Contributor acknowledges that the Company Shares have not been registered under the Securities Act of 1933 or any state securities laws, inasmuch as they are being acquired in a transaction not involving a public offering, and, under such laws may not be resold or transferred by the Contributor without appropriate registration or the availability of an exemption from such requirements. In this connection, the Contributor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act of 1933, as amended.

ARTICLE V

CONDITIONS PRECEDENT TO CONTRIBUTORS’ OBLIGATIONS

        Each and every obligation of Contributors to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

        5.1       Representations and Warranties True of the Closing Date. Each of the representations and warranties made by Company in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

        5.2       Absence of Litigation. No complaint, action, suit, proceeding, demand, investigation or inquiry, whether civil, criminal or administrative (“Litigation”), shall have been commenced or threatened by any Government Entity against the Company, the Contributors or any of the affiliates, officers or directors of any of them (in their capacities as such), with respect to the transactions contemplated hereby or with respect to the transactions described in the Schedule 13E-3.

        5.3       Dissemination of Schedule 13E-3. The Schedule 13E-3 shall have been filed with the SEC and shall have been disseminated to shareholders of Northland in accordance with Rule 13e-3 under the Exchange Act at least twenty (20) days prior to the Closing Date.

        5.4        Shareholders' Agreement. The Shareholders' Agreement shall have been duly and validly executed and delivered by the Company.

ARTICLE VI

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

        6.1       Representations and Warranties True of the Closing Date. Each of the representations and warranties made by the Contributors in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

        6.2       Absence of Litigation. No Litigation shall have been commenced or threatened by any Government Entity against the Company, the Contributors or any of the affiliates, officers or directors of any of them (in their capacities as such), with respect to the transactions contemplated hereby or with respect to the transactions described in the Schedule 13E-3.

        6.3       Dissemination of Schedule 13E-3. The Schedule 13E-3 shall have been filed with the SEC and shall have been disseminated to shareholders of Northland in accordance with Rule 13e-3 under the Exchange Act at least twenty (20) days prior to the Closing Date.

        6.4        Shareholders' Agreement. The Shareholders' Agreement shall have been duly and validly executed and delivered by each Contributor.

ARTICLE VII

COVENANTS AND CONDITIONS

        7.1       Authorized Shares. The Company shall at all times prior to the Closing reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the Capital Contributions, such number of its duly authorized shares of Company Common Stock and Company Preferred Stock as shall be sufficient to effect the Capital Contributions.

        7.2       Termination of Registration Agreement. Effective as of the Closing, Contributors agree that all rights and obligations of the Contributors pursuant to that certain Registration Agreement, dated November 6, 2001, by and between Northland, Sun Northland, and the other persons listed on the signature page thereto shall be terminated and of no further force or effect, and that no Contributor will assert or demand any of the rights previously provided to such Contributor thereunder.

        7.3       Exercise of Warrant. Ableco shall exercise its warrant to purchase Northland Common Stock in accordance with its terms sufficiently in advance of the Closing Date to allow it to make the Capital Contribution specified herein.

ARTICLE VIII

CLOSING

        8.1       Time and Place of Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned in accordance with Article 9, and provided that the conditions to the Closing set forth in Article 6 and Article 7 are satisfied or waived, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, at 10:00 A.M. local time on the first business day after the satisfaction or waiver of the condition to the Closing set forth in Section 5.3 and Section 6.3. The actual date of the Closing is referred to as the “Closing Date.”

        8.2        Closing Deliveries.

        (a)     At the Closing, each Contributor shall deliver to the Company certificates for the Northland Shares as provided in Section 2.1, duly endorsed in blank.

        (b)     At the Closing, the Company shall deliver to each Contributor a Certificate for the number of Company Shares to be issued to the Contributor pursuant to Section 2.1.

        (c)     At the Closing, the Company shall deliver to each Contributor the Shareholders’ Agreement, duly executed by the Company, and each Contributor shall deliver to the Company the Shareholders’ Agreement, duly executed by such Contributor.

        (d)     At the Closing, each Contributor shall deliver to the Company a certificate signed by an officer of such Contributor (or, in the case of John Swendrowski, by John Swendrowski) to the effect that each of the representations and warranties made by such Contributor in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

        (e)     At the Closing, the Company shall deliver to each Contributor a certificate signed by an officer of the Company to the effect that each of the representations and warranties made by the Company in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

        8.3       Section 351 Statements. (a) Each Contributor shall file a “transferor’s statement” under Treasury Regulations § 1.351-3(a) with the Internal Revenue Service with the Contributor’s federal income tax return, for its taxable year in which the Closing occurred. The statement shall be in substantially the form attached hereto as Exhibit B and the Contributor shall furnish to the Company a copy of the statement as and when filed with such return.

        (b)     The Company shall file a “transferee corporation’s statement” under Treasury Regulations § 1.351-3(b) with the Internal Revenue Service with the Company’s federal income tax return, for its taxable year in which the Closing occurred. The statement shall be in substantially the form attached hereto as Exhibit C and the Company shall furnish each Contributor a copy of the statement as and when filed with such return.

        8.4       Further Assurances. Each Contributor and the Company shall take such other actions and make such other deliveries of documents as are necessary or appropriate to effectuate the Capital Contributions and the issuance of the Company Shares.

ARTICLE IX

TERMINATION

        9.1        Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the Closing

        (a)     by mutual written agreement of each of the Company and the Contributors; or

        (b)     by either the Company or the Contributors if the Closing shall not have occurred on or before December 31, 2005, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

        9.2        Termination for Breach.

        (a)     If (i) there has been a material violation or breach by the Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by the Contributors, or (ii) there has been a failure of satisfaction of a condition to the obligations of the Contributors which has not been so waived, or (iii) the Company shall have attempted to terminate this Agreement without grounds to do so, then the Contributors may give written notice to the Company specifying such violation, breach, failure or wrongful termination attempt and if the same is not cured within ten (10) days, then the Contributors may at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 9.2(c) hereof.

        (b)     If (i) there has been a material violation or breach by any Contributor of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by the Company, or (ii) there has been a failure of satisfaction of a condition to the obligations of the Company which has not been so waived, or (iii) any Contributor shall have attempted to terminate this Agreement without grounds to do so, then the Company may give written notice to Contributors specifying such violation, breach, failure or wrongful termination attempt and if the same is not cured within ten (10) days, then the Company may at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 9.2(c) hereof.

        (c)     Termination of this Agreement pursuant to this Section 9.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall severally and not jointly indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made (“indemnified party”) from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation.

ARTICLE X

GENERAL PROVISIONS

        10.1       Notices. All notices and other communications given hereunder shall be in writing. Notices shall be effective when delivered, if delivered personally. Otherwise, they shall be effective when sent to the Parties at the addresses or numbers listed on Schedule 10.1 attached hereto, as follows: (i) on the Business Day delivered (or the next Business Day following delivery if not delivered on a Business Day) if sent by a local or long distance courier, prepaid telegram, telefax or other facsimile means (confirmed receipt), or (ii) three (3) days after mailing if mailed by registered or certified U.S. mail, postage prepaid and return receipt requested.

        Any Person may change the address or number to which notices are to be delivered to him, her or it by giving the other Persons named above notice of the change in the manner set forth above.

        10.2        Survival. The representations, warranties, covenants, agreements and indemnities in this Agreement shall survive the Closing.

        10.3       Expenses. Each Party shall bear and be responsible for all fees, costs, and out-of-pocket expenses (including reasonable legal, accounting and engineering expenses) incurred by it with respect to the due diligence, negotiation, documentation and consummation of the Capital Contributions and the issuance of the Company Shares pursuant to this Agreement.

        10.4       Complete Agreement. This Agreement, the exhibits and schedules hereto embody the entire agreement between the Parties hereto with respect to the Contributors’ investment in the Company, and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

        10.5       GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF WISCONSIN WITHOUT REGARD TO ITS CHOICE OF LAW RULES. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT OR CONDUCT IN CONNECTION WITH THE ENGAGEMENT IS HEREBY WAIVED BY THE PARTIES.

        10.6       Severability. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

        10.7       Section Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article” or “Articles” without identifying any particular agreement or instrument refer to the corresponding Article or Articles of this Agreement. All references to “Section” or “Sections” without identifying any particular agreement or instrument refer to the corresponding Section or Sections of this Agreement. All references in this Agreement to “hereunder,”“hereof,” “hereby” and like terms, without more, refer to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement. Any reference in this Agreement to “the date of this Agreement”refers to the date specified in the first paragraph of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. References to a given agreement or instrument shall be deemed a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.

        10.8       Further Assurances. Upon the reasonable request of a Party or Parties hereto at any time, the other Party or Parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or Parties or its or their counsel may reasonably request in order to effectuate the purposes of this Agreement.

        10.9       Assignability and Parties in Interest. This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the Parties without the prior written consent of the other Parties. This Agreement shall inure to the benefit of and be binding upon the Contributors and the Company and their respective permitted successors and assigns. Nothing in this Agreement will confer upon any Person not a Party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

        10.10       Counterparts. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

        10.11        Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Company and each of the Contributors.

[SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF the parties hereto have caused this Agreement to be execute by their duly authorized officers as of the date first written above.

NEW HARVEST, INC.
By: /s/ John Swendrowski
Name: John Swendrowski
Title: Chairman and Chief Executive Officer
ABLECO HOLDING LLC
By: /s/ Stephen A. Feinberg
Name: Stephen A. Feinberg
Title: Chief Executive Officer
WELLS FARGO FOOTHILL, INC.
By: /s/ Dennis J. Rebman
Name: Dennis J. Rebman
Title: Vice President
SUN NORTHLAND, LLC
By: /s/ Marc J. Leder
Name: Marc J. Leder
Title: Co-CEO
FIRST GENERATION LLC
By: /s/ John Swendrowski
Name: John Swendrowski
Title: Managing Member
ARK CLO 2000-1 LIMITED
By: /s/ Lynn Tilton
Name: Lynn Tilton
Title: Manager
/s/ John Swendrowski
John Swendrowski in his individual capacity

Schedule 2.1

Contribution Schedule

Name	Northland Shares to be Contributed	New Harvest, Inc. Shares to be Received
Sun Northland, LLC	78,844,820 shares of	78,844,820 shares of Company
	Northland Common Stock	Common Stock
Wells Fargo Foothill, Inc.	2,543,053 shares of Northland	2,543,053 shares of Company
	Common Stock	Common Stock
Ableco Holding LLC	2,543,053 shares of Northland	2,543,053 shares of Company
	Common Stock	Common Stock
First Generation LLC	100 shares of Northland	100 shares of Company Preferred
	Preferred	Stock
ARK CLO 2000-1 Limited	2,115,820 shares of Northland	2,115,820 shares of Company
	Common Stock	ommon Stock
John Swendrowski	100,370 shares of Northland	100,370 shares of Company
	Common Stock	Common Stock

Schedule 10.1

Notices

If to John Swendrowski, First Generation LLC or New Harvest, Inc., to:

John Swendrowski c/o Northland Cranberries, Inc. 2321 West Grand Avenue,P.O. Box 8020 Wisconsin Rapids, Wisconsin 54494-8020 Facsimile: (715) 422-6897

With a copy to:

Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attention: Steven R. Barth Peter C. Underwood Facsimile: (414) 297-4900

If to Sun Northland, LLC, to:

5200 Town Center Circle, Suite 470 Boca Raton, Florida 33486 Attention: Marc J. Leder, Rodger R. Krouse and C. Deryl Couch Facsimile: (561) 394-0540

With a copy to:

Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 Attention: Douglass C. Gessner Facsimile: (312) 861-2200

If to Wells Fargo Foothill, Inc., to:

Wells Fargo Foothill, Inc. 1000 Abernathy Road Suite 1450 Atlanta, Georgia 30328 Attention: Credit Manager Facsimile: 770-508-1374

If to Ableco Holding LLC, to:

Ableco Holding LLC 229 Park Avenue Floors 21-23 New York, New York 10171 Attn: Eric F. Miller Telecopy No.: (212) 758-5305

with a copy to:

Schulte Roth & Zabel, LLP 919 Third Avenue New York, New York 10022 Attn: Frederic L. Ragucci, Esq. Telecopy No.: (212) 593-5955

If to ARK CLO 2000-1 Limited, to:

ARK CLO 2000-1 Limited c/o Patriarch Partners, LLC 40 Wall Street, 25th Floor New York, NY 10005 Attention: Dennis Dolan/Lynn Tilton Facsimile: (561) 279-0888

ARK CLO 2000-1 Limited c/o Woodside Capital 36 Bay State Road Cambridge, MA 02138 Attention: David Ray Facsimile: (617) 547-5162